SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2007 (October 22, 2007)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On October 22, 2007, the Compensation Committee met and approved amendments to the Company’s form of Management Retention Agreement with its executive officers so that these Agreements would not be subject Section 409(A) of the Internal Revenue Code. These amendments provide for, among other things, (i) a revised definition “Good Reason” to comply with the “safe harbor” definition in the final regulations under Section 409(A), (ii) changed payment terms for benefits paid upon termination of employment by reason of permanent disability to conform to the payment terms applicable to other terminations of employment, (iii) introduction of a Section 409(A) tax gross up, and (iv) minor adjustments to the timing of calculation of benefits that are intended to provide the degree of specificity required for Section 409(A) purposes.

In addition, to satisfy the requirements of Section 409(A), the Compensation Committee approved the following amendments to the Company’s Deferred Compensation Plan for Outside Directors: (i) directors will be required at the time of their deferral election to specify whether the deferred amounts are to be paid in lump sum or in a series of annual or quarterly installments over a period not to exceed five years, and (ii) in the case of a director who becomes an Ambac employee and is a “specified employee” at the time of his separation from service, payments of deferred compensation accounts triggered by separation of service would be delayed for six months.

The Compensation Committee also approved amendments to the Senior Executive Officer Deferred Compensation Plan to bring the Plan in conformity with Section 409(A). These amendments provide for, among other things: (i) senior executives, at the time of their deferral election, will be required to specify whether the deferred amounts are to be paid in lump sum or in a series of annual or quarterly installments over a period not to exceed five years, and (ii) for those participants who are designated as one of Ambac’s “specified employees” at the time of their separation from service, payments of deferred compensation accounts triggered by separation from service will be delayed for six months. In addition, the Compensation Committee amended the Senior Executive Officer Deferred Compensation Plan to conform to current practice under which all deferrals are denominated in restricted stock units of the Company and to eliminate the possibility of deferrals into various notional investment alternatives.

The Board of Directors also approved amendments to the Supplemental and Excess Pension Plans to comply with Section 409(A) and to address the cessation of benefit accruals under the Company’s qualified pension plan. These amendments provide for, among other things, that participants who have not commenced payment of their benefit as of December 31, 2007 will receive the payment as a lump sum on March 2, 2008. Certain exceptions also were adopted delaying payment of such lump sums to (i) participants designated as “specified employees” until six months following separation from service (if later than March 2, 2008) and (ii) to those participants covered by Section 162(m) of the Internal Revenue Code, if necessary to preserve the Company’s tax deduction. In the event of such delay, the Company will pay interest to the participant. Additionally, the amendments permit participants who commenced payment of their benefit by December 31, 2007 to elect to receive the portion of the benefit that would be paid after December 31, 2008 as a lump sum paid on January 5, 2009. Any death benefit payable under the plans will also be paid as a lump sum. The Board of Directors also approved the merger of the Excess Plan into the Supplemental Plan.

In addition, the Board of Directors approved amendments to the Non-Qualified Savings Incentive Plan to comply with Section 409(A). These amendments provide for, among other things, (i) a revised formula to reflect the increase in the match under the SIP and to comply with Section 409(A), and (ii) a six months and one day delay of payment following a participant’s separation from service determined in accordance with Section 409(A).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: October 30, 2007	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel